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                                  EXHIBIT 10.23



                                LETTER AGREEMENT
                              BETWEEN RICHARD MAZZA
                              AND THE COMPANY DATED
                                 JANUARY 9, 1998











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                                  EXHIBIT 10.23





January 9, 1998



Mr. Richard Mazza
9727 N. Fox Hill Circle
Germantown, TN 38139

Dear Dick:

After a thorough review of your qualifications, I am pleased to offer you the position of Executive Vice President, Global Manufacturing & Operations of Sofamor Danek Group, Inc. In this position you will be the executive in charge of all of Sofamor Danek's manufacturing and distribution activities worldwide and you will be part of the senior management team leading our company in the years ahead. You will report directly to Robert Compton and will be responsible for our current Warsaw, Memphis, French and Florida manufacturing and distribution facilities. The Surgical Navigation Technologies assembly operation in Colorado will continue to report to Ken Hayes, President, SNT Division.

Based on our conversations, I assume you will be available to begin full-time employment on or before February 1, 1998. The major points of the offer are outlined in the paragraphs below and reflect the verbal agreement we reached and which were approved by the Compensation Committee on December 12, 1997.

SALARY

Your annual salary will be $225,000. The salary will remain at this level unless increased by the Compensation Committee at that committee's annual review. This review process occurs in the fourth quarter of each year for compensation changes for the following year.

BONUS

As agreed, you will participate in the Executive Level of the Management Bonus Program beginning in 1998. Your bonus plan will be consistent with the overall company program and based upon EVA (economic value added) performance, A minimum bonus of $50,000 for 1998 will be guaranteed based on a start date of not later than February 1, 1998.


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In addition, we recognize that by joining Sofamor Danek by February 1, you will have to forgo an earned 1997 bonus at your current employer. To mitigate that loss, we propose to pay you on April 1, 1998 a one-time signing bonus of $25,000.

STOCK OPTIONS

Sofamor Danek Group, Inc., is granting you options on 100,000 shares of Sofamor Danek Group, Inc., common stock at the closing price on December 12, 1997, of $59.25 per share. These options will be non-qualified options. In connection with the grant of these stock options, the Company requires a one year competitive restriction. To accept this stock option grant you will be required to sign the enclosed one year non-compete agreement.

The grant of these Options is subject to the Company obtaining the approval of its shareholders, no later than the next annual meeting of shareholders, to increase the number of Shares available for issuance under the Plan. The Board of Directors has unanimously approved recommendation of such increase to be included in the proxy statement for the May 20, 1998 annual meeting. In the event that such approval is not obtained, the Options granted hereby shall be null and void and of no further force and effect.

The stock will vest one-fifth each year over five years beginning on the first anniversary date of the grant. The vesting is contingent upon your continued employment with Sofamor Danek Group, Inc. Details of the option grant will be contained in your Employment Agreement. All other terms of the options are contained in the Company's Long Term Incentive Plan.

As a full-time employee and Executive Vice President of Sofamor Danek Group, Inc., you will receive the following benefits:

1. Medical insurance coverage will be effective the first of the month following your hire date. Pre-existing medical conditions will be covered by this medical insurance.

2. Life insurance coverage equal to two times your annual salary, subject to a 90-day probationary period.

3.     Short-term and long-term disability.

4. Eligibility for 40 1 (k) Tax Deferred Savings Plan after six (6) months of employment.

5. Eligibility for the Sofamor Danek Group, Inc. Employee Stock Purchase plan after six (6) months of employment and per the Plan's enrollment requirements.

6.     At least four weeks vacation per year.

7. Payment or reimbursement for business related club dues or cellular phone charges of $300.00 per month.

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8.     Spouse travel of $6,000.00 per year.

9.     Subscription reimbursement of $300.00 per year.

You will be an employee at will; either you or Sofamor Danek Group, Inc., may terminate your employment at any time for any reason subject to the conditions of your Employment Agreement. Sofamor Danek Group, Inc., reserves the right to modify or eliminate any benefits, policies, plans or programs at any time for any reason with or without notice unless otherwise specified in your Employment Agreement.

Sofamor Danek Group, Inc.'s Board of Directors, Ron Pickard, Jim Gallogly and I are all enthusiastic about having you as a senior executive of the Company. Please signify your acceptance of our offer by signing below and returning one original of this letter to me at your earliest convenience.

Sincerely,

/s/ Robert A. Compton

Robert A. Compton
Group President, Operations



ACCEPTED BY:



/s/ Richard Mazza                            January 27, 1998
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Richard Mazza                                Date